Exhibit 99.1



             Allied Motion Sales and Net Income Increase
          Significantly for the Quarter Ended March 31, 2006

    DENVER--(BUSINESS WIRE)--May 8, 2006--Allied Motion Technologies Inc. (Nasdaq:AMOT) today announced it achieved net income for the quarter ended March 31, 2006 of $348,000 or $.05 per diluted share compared to net income of $168,000 or $.02 per diluted share for the same quarter last year, a 107%increase. Revenues for the quarter increased 15% to $21,199,000 compared to $18,455,000 last year. Backlog at March 31, 2006 was $29,494,000, or a 17% increase from the end of last year and a 31% increase from March 31, 2005.
    "We are pleased with the improvement in sales and profit we achieved during the first quarter of 2006," commented Dick Smith, CEO of Allied Motion. "We achieved significant improvement in sales and margin from our industrial markets during the quarter. We also continued with the ramp up of production at our Asian manufacturing facility and we started to realize cost improvements in some of our product lines. Our sales backlog continues to increase and we are starting to realize new business from our new product introductions. We will continue to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."
    Dick Warzala, President of Allied Motion, added, "Our operations provided substantial sales and earnings growth in the quarter despite $249,000 of additional costs for our partially self insured medical plan and for audit costs in the first quarter of 2006 compared to 2005 which reduced net earnings by $.02 per diluted share. While we remain focused on continuous operating improvements including new customer development, new product development, AST implementation and LCR ramp up, we are also exploring ways to reduce our insurance and administrative costs to improve the overall performance of the company. Forward priced customer contracts and the increased raw material price increases we have experienced are being dealt with in a controlled and logical manner to ensure we realize margin improvements in the future."
    Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

    The statements in this press release and in the Company's May 8, 2006 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

           ALLIED MOTION TECHOLOGIES INC. FINANCIAL SUMMARY
           (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                                                  For the Three Months
                                                      Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS                       2006      2005
----------------------------------------------------------------------
Revenues                                            $21,199   $18,455
Cost of products sold                                16,459    14,367
                                                     -----------------
Gross Margin                                          4,740     4,088
Operating expenses and other                          4,226     3,803
                                                     -----------------
Income before income taxes                              514       285
Provision for income taxes                             (166)     (117)
                                                     -----------------

Net Income                                          $   348   $   168
                                                     =================
PER SHARE AMOUNTS:
Diluted  income per share                           $   .05   $   .02
                                                     =================
Diluted weighted average common shares                6,587     7,139
                                                     =================

                                                      March   December
                                                        31,      31,
CONDENSED BALANCE SHEETS                               2006     2005
----------------------------------------------------------------------
Assets
Current Assets:
 Cash and cash equivalents                          $   912   $   624
 Trade receivables, net                              11,595    10,087
 Inventories, net                                    10,113     9,185
 Other current assets                                   959       979
                                                     -----------------
Total Current Assets                                 23,579    20,875
Property, plant and equipment, net                   12,629    12,939
Deferred income taxes                                   557       582
Goodwill and intangible assets, net                  18,760    18,941
                                                     -----------------
Total Assets                                        $55,525   $53,337
                                                     =================
Liabilities and Stockholders' Investment
Current Liabilities:
 Debt obligations                                   $ 8,703   $ 7,335
 Accounts payable and other current liabilities      11,012    10,084
                                                     -----------------
Total Current Liabilities                            19,715    17,419
Long-term debt obligations                            4,214     4,746
Other long-term liabilities                           5,365     5,365
                                                     -----------------
Total Liabilities                                    29,294    27,530
Stockholders' Investment                             26,231    25,807
                                                     -----------------
Total Liabilities and Stockholders' Investment      $55,525   $53,337
                                                     =================

                                                  For the Three Months
                                                      ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS                     2006      2005
----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                        $   348   $   168
  Depreciation and amortization                         812       813
  Changes in working capital balances and other      (1,425)   (2,483)
                                                     -----------------
Net cash used in operating activities                  (265)   (1,502)

Cash flows from investing activities:
   Purchase of property and equipment                  (253)     (579)
   Cash paid for acquisitions, net                       --      (158)
                                                     -----------------
Net cash used in investing activities                  (253)     (737)

Net cash provided by financing activities               803     2,088
Effect of foreign exchange rate changes on cash           3         7
                                                     -----------------
Net increase (decrease) in cash and cash equivalents    288      (144)
Cash and cash equivalents at beginning of period        624       456
                                                     -----------------
Cash and cash equivalents at March 31               $   912   $   312
                                                     =================



    CONTACT: Allied Motion Technologies Inc.
             Richard Smith or Sue Chiarmonte, 303-799-8520